CONFIDENTIAL SEVERANCE AND SEPARATION AGREEMENT

This Confidential Severance and Separation Agreement (“Agreement”) is made and entered into between Miguel Lozano (“Executive”), on behalf of himself, Executive’s agents, heirs, executors, successors, agents, and assigns, and El Pollo Loco, Inc. (“Employer” or the “Company”) on behalf of itself and its past and present officers, board, affiliates, subsidiaries, parents, agents, past and present Executives, assigns, insurers, representatives, attorneys, and all other persons acting by, through, under or in concert with it.  This Agreement may also refer to Executive and Employer as “the Parties.”  The Parties agree that:

A.On March 18, 2019, Executive signed an Employment Agreement with Employer to be employed as the Company’s Chief Operating Officer (“COO”).  Executive currently is employed as the COO but has been considering whether and under what circumstances he may retire from the Company and end his employment, in accordance with paragraph seven of the Employment Agreement; and

B.Executive desires a smooth transition of Executive’s job duties in the event of Executive’s retirement from the Company, and Employer desires to retain the services of the Executive for a period of time after a new COO begins employment for such transition; and

C.On June 14, 2022, this Agreement was provided to Executive and is open for his consideration for seven (7) calendar days until June 21, 2022, and shall become null and void if not executed by or before that deadline. The earliest Executive can sign this Agreement is on June 14, 2022, and the execution and return of this Agreement by Executive shall constitute Executive’s notice to the Company of his decision to retire from the Company.

D.Executive also holds stock, shares or options, other securities or rights to purchase shares of the Employer’s capital stock pursuant to the Employer’s Omnibus Equity Incentive Plan and its related plan documents (collectively, the “Incentive Plan”), subject to certain vesting requirements and other terms and conditions set forth in the Incentive Plan.

E.Through this Agreement, the Parties wish to memorialize the terms of the Executive’s separation from Employer.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1.Employment.

(a)The Parties agree that Executive’s employment with Employer will end on the date that is three weeks after the date a new COO has started his/her employment with the Company, or November 22, 2022, whichever date occurs first (such date, the “Separation Date”).  The Parties further agree that following the Executive’s separation from employment, Executive will receive all wages due as of that date, including any accrued and unused vacation or paid time off hours, whether or not Executive signs this Agreement.  All medical, dental, and vision benefits shall cease at the end of the calendar month after Executive’s last day of employment.  All other benefits, including AD&D, Life, and STD/LTD cease upon separation from the Company.

(b) If Executive accepts this offer and remains in Employer’s employ through the Separation Date or such earlier date on which Employer terminates Executive’s employment for any reason other than For Cause (defined in Section 2); and Executive executes the General Release attached as Attachment A no earlier than the day after the Separation Date, Employer will pay Executive eighty-one thousand and two hundred fifty dollars ($81,250.00) designated as “Severance Payment.”  The Severance Payment will be paid to Executive in a lump sum on or before ten (10) business days after the Separation Date and after execution of this Agreement.

2.Disqualifying Events; Other Conditions.

(a) Executive will not be eligible for any portion of the Severance Payment if one of the following occurs:

(1)Executive retires from employment, dies or becomes permanently disabled prior to the Separation Date.

(2)Employer terminates Executive for Cause before the Separation Date.  For purposes of this Agreement, “Cause” shall mean (a) action by the Executive that constitute acts of (i) fraud; (ii) embezzlement; (iii) gross insubordination; (iv) gross misconduct; (v) material dishonesty which causes material harm to the Company; (vi) the Executive’s inability, failure, or refusal to perform any duty, responsibility, or obligation of his position, which (to the extent such inability,  failure, or refusal  to  perform is curable in the judgment of the Company) is not cured by the Executive within five (5) days after receiving written notice from the Company of such inability, failure; (vii) Executive's commission of a felony; (viii) Executive’s substance abuse or alcohol abuse which renders the Executive unfit to perform his duties; or (ix) any breach of the covenants set forth in Executive’s Employment Agreement signed by Executive on March 18, 2019.

(b)As a condition of being eligible to receive the Severance Payment pursuant to this Agreement, Executive shall assist with the smooth and orderly transition of Executive’s duties to the new COO in a positive fashion (as determined by Employer) through the Separation Date (the “Transition Period”).  Employer agrees to continue to employ Executive on an at-will basis , and Executive agrees to perform any job duties assigned by the Employer’s Chief Executive Officer, conduct himself professionally, take  reasonable amounts of vacation consistent with the Employer’s policy from the execution of this Agreement and the Separation Date, remain in compliance with Executive’s legal obligations toward the Employer (including abiding by the terms of this Separation Agreement), and attend all meetings of the board of directors of El Pollo Loco Holdings, Inc. during such time as Executive is serving as COO.  As of and following the Separation Date, Executive will have no further employment duties or responsibilities to Employer, and Executive will no longer be earning wages or other compensation from Employer.

(c)Unless Executive resigns or is terminated before the Separation Date, on or after the Separation Date, Executive will receive a general release confirming the terms of Executive’s departure and containing a waiver and release of all claims (the “General Release”).  In the event Executive elects not to sign the General Release or, after signing, revokes Executive’s acceptance of the General Release within the revocation period, Executive will not be eligible for the Severance Payment as described in Section 1(b) of this Agreement.

(d)With respect of the options granted to the Executive pursuant to the Incentive Plan, (i) subject to continued employment and compliance with this Agreement, the portion of such options that remains unvested as of the Separation Date shall be forfeited pursuant to the terms of the Incentive Plan and the relevant grant agreement(s), and (ii) the vested portion of such options will remain outstanding beyond the Separation Date pursuant to the terms of the Incentive Plan, and unless exercised within ninety (90) days after the Separation Date, will be forfeited as provided in the Incentive Plan and applicable award agreements.

3.The Parties agree that, conditioned upon Executive’s continued employment with Employer in good standing, his abiding by the terms of this Agreement, and Executive’s execution and non-revocation of the General Release, Executive is eligible for (i) his current monthly base salary (the “Salary Payment”) until the Separation Date; (ii) the payment of the Severance Payment; and (iii) a prorated payment of the 2022 Annual Incentive Bonus (the “Annual Bonus”), subject to the terms and conditions of the 2022 annual non-equity incentive compensation plan (the “Annual Incentive Plan”) and this Agreement.

(a)The Salary Payment reflects Executive’s earned wages for his employment during the Transition Period. The Salary Payment will be paid on the same terms, at the same rate, and with the same frequency as Executive’s current monthly base salary. Executive will be paid the Salary Payment through the Separation Date; or, if Executive resigns or Employer terminates Executive before the Separation Date, through Executive’s last day of employment with Employer.

(b)The Annual Bonus payment is conditioned on Executive’s continuous employment in good standing through the Separation Date, as described in Section 2(b), and also is conditioned on Executive validly executing and not revoking the General Release.  The prorated Annual Bonus payment will be calculated using the company performance factor and the individual performance factor, as specified in the terms and conditions of the Annual Incentive Plan, provided, that (i) the Company shall use 100% of the Executive’s target for the individual performance factor and (ii) amounts earned under the company performance factor, if any, will be subject to actual Company performance achieved under the Annual Incentive Plan, subject in all cases to Executive’s compliance with the terms of this Agreement, including compliance with Section 2(b) of this Agreement. The prorated payment of the Annual Bonus will be calculated by taking the amount Executive was eligible to receive using the company and individual performance factors, multiplied by a fraction the numerator of which is the number of days Executive is employed by the Company in 2022, and the denominator of which is the total number of days in such year, payable five business days after the Company files its annual report on Form annual report on Form 10-K for fiscal year 2022.

4.Acknowledgments and Affirmations. Executive affirms that, as of the date of Executive’s signature on this Agreement, all of the following statements are true and correct:

●	Executive has not filed or caused to be filed, and presently is not a party to any claim against Employer.

●	Executive has been paid or has received all compensation, wages, bonuses, commissions, or benefits to which Executive may be entitled for work performed for Employer.
●	Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
●	Executive has no known workplace injuries or occupational diseases.
●	Executive has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, including but not limited to all agreements signed requiring Executive to maintain confidentiality of confidential or trade secret information of Employer, or applicable law.
●	Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.
●	All of Employer’s decisions regarding Executive’s pay and benefits through the date Executive signs this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

5.Governing Law and Interpretation.  The Parties intend this Agreement to be final, binding, admissible, and enforceable under applicable law, including California Code of Civil Procedure Section 664.6 and California Evidence Code Sections 1115 et seq. This Agreement shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provision, provided, however, that the arbitration agreement in this Agreement shall be governed by the Federal Arbitration Act.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement or to seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

6.Amendment.  This Agreement may not be modified, altered or changed except in a writing signed by both Parties that specifically refers to this Agreement.

7.Entire Agreement.  This Agreement sets forth the entire agreement between the Executive and the Employer about Executive’s separation, and fully supersedes any prior agreements or understandings about Executive’s employment or the termination of that Employment, except that the Mutual Agreement to Arbitrate Claims entered into by the parties on or about January 20, 2020 shall also remain in effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

8.No Waiver.  If Executive or Employer fails to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement.  The Agreement remains in full force and effect anyway.

9.  Voluntary Agreement.  Executive and the Employer each agree they have signed this Agreement freely and voluntarily after having read the Agreement and consulted counsel of their choice if they wished to do so.  Executive understands the meaning of this Agreement and that this Agreement is a legal contract that is binding on Executive and the Employer.

10.  Counterparts.  Executive and the Employer may sign separate copies of this Agreement, but those separate copies will constitute one agreement and each signed copy will be fully effective as if it were a single original document.  A facsimile or Adobe portable document format (“pdf”) copy of this Agreement shall be as effective as an original.

11. Severability.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EL POLLO LOCO

By:/s/    By:/s/

Miguel Lozano Rosanne Setoguchi

Vice President, Chief People Officer

Date:June 15, 2022   Date:June 15, 2022

Attachment A

Confidential General Release

Pursuant to Confidential Severance and Separation Agreement between the Employer and Executive, provided on _________, 2022 (the “Separation Agreement”), this Confidential General Release (the “Release Agreement”) is by and between El Pollo Loco, Inc. (the “Employer” or the “Company”), and Miguel Lozano, (“Executive”) provided on ________, 2022.  Executive and the Employer agree as follows:

1.	Confirming Agreement
a.	The entering into and non-revocation of this Release Agreement is a condition to Executive’s eligibility for the Severance Payment under Section 1(b) of the Separation Agreement. Terms not otherwise defined in this Release Agreement have the same meaning as in the Separation Agreement.
b.	Executive acknowledges that Employer has performed all of its obligations as set forth in the Separation Agreement, including but not limited to remitting the Salary Payment and all other payments and benefits owed for the Transition Period through the date hereof .
c.	Executive reaffirms the terms and conditions of the Separation Agreement and expressly reaffirm all of Executive’s ongoing obligations which survive the termination of Executive’s employment with the Employer as set forth in the Separation Agreement.
2.	Waiver and Release

In exchange for the consideration described in the Separation Agreement, Executive unconditionally releases Employer and all related companies, parents, successors, assigns, and all their officers, directors, employees, consultants, agents, representatives, and attorneys (collectively, the “Releasees”) from all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including, but not limited to any claim which could be asserted now or in the future based on events, acts or occurrences as of the date of this Agreement, whether for damages, wages, vacation pay, paid time off, severance pay, front pay, back pay, attorneys’ fees, costs, expenses and/or any other relief or remedy under any contract or federal, state or local law, ordinance or regulation, including, but not limited to, laws or regulations covering Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”) of 1967, as amended, 29 U.S.C. §621, et seq., and the Older Workers Benefit Protection Act (“OWBPA”), the Occupational Safety and Health Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act of

1988, and the Sarbanes-Oxley Act, and any amendments to the foregoing.  Executive further waives and releases any and all claims or demands arising under the statutes, laws, ordinances, regulations, or common laws of the State of California, including, but not limited to, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code and any applicable Wage Order, the California Business and Professions Code, and any other state or local laws or regulations as well as any other claims under any other tort, contractual, common law, or statutory theory that Executive may have had or now has up to the date of this Agreement.

For the purpose of implementing a full and complete release, Executive expressly acknowledges and agree that this Agreement resolves all legal claims Executive may have against Employer and the Releasees as of the date of this Agreement, including but not limited to claims that Executive did not know or suspect to exist in his favor at the time of the Effective Date of this Agreement (as defined in Paragraph 5 below), despite the fact that California Civil Code section 1542 or other applicable law may provide otherwise.  Executive expressly waives any and all rights which Executive may have under the provisions of California Civil Code section 1542 or any similar state or federal statute.  Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

3.	Promise Not to Sue; Acknowledgements

Executive has not, at any time up to and including the date on which he signs this Release Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any action, of any nature arising out of the matters released above other than as specifically identified therein or as excluded below, and Executive waives to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released herein.  Executive acknowledges and affirms the representations set forth in the Separation Agreement and further represent that as of the date of this Release Agreement, Executive has returned to the Company all property, files, and other Company materials in his possession.

4.	Exclusions from Waivers and Release of Claims

Notwithstanding anything else stated in this Release Agreement, Executive understands and agrees that:

a.	Nothing in this Release Agreement is intended to limit or restrict any rights that Executive may have to enforce the Separation Agreement or to interfere with or affect a waiver of any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. This Release Agreement also does not apply to any claims that the controlling law clearly states may not be released by private agreement.
b.	This Release Agreement does not affect Executive’s non-forfeitable rights to Executive’s accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) under the Company’s ERISA-covered employee benefits plans.
c.	This Release Agreement shall not apply to rights or claims that may arise after the Effective Date of this Release Agreement.
d.	This Release Agreement does not preclude filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state, or local commission, board or agency charged with enforcing employment or other laws. However, by signing this Release Agreement, Executive understands and agrees that he is waiving any right to recover money or other individual relief based on claims asserted in such a charge in any proceeding brought by Executive or on Executive’s behalf, except that this Agreement does not limit his right to receive and fully retain an award from a government-administered whistleblower award program.
e.	This Release Agreement does not preclude Executive’s ability to report fraud, waste or abuse to federal or state officials regarding the Company’s management of public contracts, or his obligation to cooperate with any government authorities.
f.	This Release Agreement does not limit any statutory rights Executive may have to file a charge or to bring an action to challenge the terms of this Release Agreement or contest the validity of the release contained in this Release Agreement under the ADEA or the OWBPA.
g.	This Release Agreement does not limit or waive Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.
5.	Notice and Revocation Periods

Executive acknowledges that he was advised that he could take at least twenty-one (21) days from the date this Release Agreement was given to Executive to review this Release Agreement and decide whether he would enter into this Release Agreement. To the extent that Executive has elected to enter into this Release Agreement prior to such time, Executive has done so voluntarily, and has knowingly waived such twenty-one (21) day review period. Executive may not execute this agreement prior to November 22, 2022.

Executive may revoke this Release Agreement within a period of seven (7) calendar days after its execution (the “Revocation Period”), by delivery of a written notice of revocation (the “Revocation Notice”) prior to 5:00 p.m. on the last day comprising the Revocation Period to the

Company. This Release Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if Executive does not revoke it in the aforesaid manner. In the event that Executive revokes this Release Agreement, or if for any other reason it is held to be unenforceable, the Severance Payment and Annual Bonus (to the extent already paid) shall immediately be returned to the Company.

Executive has read and understand the terms and conditions set forth in this Release Agreement, including but not limited to the waiver and release of claims contained herein. Executive understands that the entitlement to the Severance Payment and Annual Bonus under the Separation Agreement is conditioned on the execution and non-revocation of this Release Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:_______, 2022

Miguel Lozano

Dated: _______, 2022By:

EL POLLO LOCO, INC.